UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2017

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110

Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 5, 2017, the Board of Directors (the “Board”) of Inovio Pharmaceuticals, Inc. (the “Company”) appointed Wendy Yarno as a director of the Company. Ms. Yarno’s term will continue until the Company’s 2018 Annual Meeting of Stockholders and until her successor is elected and qualified. There is no arrangement or understanding between Ms. Yarno and any other person pursuant to which she was selected as a director, and there is no family relationship between Ms. Yarno and any of the Company’s other directors or executive officers.

Additional information regarding Ms. Yarno is set forth below:

Wendy Yarno, age 63, retired in September 2008 from Merck & Co., Inc. following a 26-year career there in commercial and human resource positions of increasing seniority, most recently as Chief Marketing Officer before she retired. Prior to this role, she served as General Manager for Merck’s Cardiovascular/Metabolic United States Business Unit and as Senior Vice President, Human Resources. From 2010 to 2011, Ms. Yarno was the Chief Marketing Officer of HemoShear LLC, a biotechnology research company. Ms. Yarno currently serves on the boards of directors of the biopharmaceuticals companies Alder BioPharmaceuticals, Inc. and MyoKardia, Inc., and Aratana Therapeutics, Inc., a pet therapeutics company. Ms. Yarno previously served as member of the board of directors of St. Jude Medical, Inc., a medical device company, from 2002 until January 2017 when St. Jude Medical was acquired by Abbott Laboratories; Medivation, Inc., a biopharmaceutical company, from April 2013 until September 2016 when Medivation was acquired by Pfizer Inc.; and Durata Therapeutics, Inc., a pharmaceutical company, from August 2014 until November 2014 when Durata was acquired by Actavis plc. Ms. Yarno holds a B.S. in Business Administration from Portland State University and an M.B.A from Temple University.

Ms. Yarno will be compensated in accordance with the Company’s non-employee director compensation policy. She will receive an annual cash retainer of $45,000 for serving on the Board. In addition, Ms. Yarno received initial equity awards under the Company’s 2016 Incentive Plan upon her appointment as of December 5, 2017, the date of grant. As a newly elected director, Ms. Yarno was awarded 12,270 restricted stock units and a stock option to purchase 20,000 shares of the Company’s common stock at an exercise price of $4.38, the closing price of the Company’s common stock on the date of grant. The restricted stock units will vest over a period of three years, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date, subject to Ms. Yarno’s continued service as a director of the Company as of each vesting date. With respect to the shares of common stock underlying the stock option grant, one-quarter of the shares vested as of the grant date, with the remainder vesting in three equal annual installments on the first, second and third anniversaries of the grant date, subject to Ms. Yarno’s continued service as a director of the Company as of each vesting date. Ms. Yarno will be eligible to receive additional annual equity awards on each date of the Company’s annual meeting of stockholders in accordance with the non-employee director compensation policy.

Item 7.01.	Regulation FD Disclosure.

On December 6, 2017, the Company issued a press release announcing the appointment of Ms. Yarno to the Board. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description

99.1	Press Release, dated December 6, 2017, “Inovio Pharmaceuticals Appoints Wendy Yarno to its Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

	By:	/s/ Peter Kies
Date: December 6, 2017		Peter Kies Chief Financial Officer